Exhibit 10.51

October 26, 2010

Board of Directors

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Sirs:

I hereby voluntarily relinquish any rights to a cash incentive bonus in respect of Hansen Medical, Inc.’s 2010 fiscal year and agree that in lieu of a cash incentive bonus opportunity in respect of the Company’s 2010 fiscal year I will be eligible for a performance restricted stock unit covering 67,500 shares of the Company’s common stock, which units will vest based on the same performance terms as were previously established for my 2010 incentive bonus. I acknowledge and agree that this change will not constitute “Good Reason,” nor will it be considered to be a “Good Reason Event,” under the Retention Agreement, dated May 26, 2010, between me and the Company.

Very truly yours,

/s/ Bruce J Barclay

Bruce J Barclay